Exhibit 10.14

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) and the Supply Agreement are being entered between CLENE NANOMEDICINE, INC., a Delaware corporation (“Clene”) and 4LIFE RESEARCH, LLC, a Utah limited liability company (“4Life”) effective as of August 31, 2018 (the “Effective Date”). Clene and 4Life are sometimes collectively referred to herein collectively as the “Parties” or individually as a “Party.”

As used herein, the “words and phrases” immediately following this introductory paragraph shall have the meanings as set forth below.

1.	CERTAIN DEFINITIONS.

1.1.	“Animal Health Care Products” means any product sold and primarily intended for non-human animal health care or health treatment use.

1.2.	“Base Period Net Sales” means the monthly Net Sales in countries where the Licensed Products and/or Combination Products are being sold, for the twelve (12) month period (the “Base Period”) prior to the introduction thereof, calculated on a country-by-country basis.

1.3.	“Certain Human Non-Pharmaceutical Products” means any product for human use, internally or externally, that (a) is used by consumers and which is not a Human Prescription Medicine or OTC Human Medicine or medical device or which otherwise makes a claim to mitigate, treat, cure, or prevent any human disease or disorder subject to regulatory approval by the United States Food and Drug Administration (“FDA”) or another similar and analogous approval from national regulatory authority of a jurisdiction in the Territory (but excluding approvals that may be required by national regulatory authorities for purposes other than Human Prescription Medicine or OTC Human Medicine), or (b) may be agreed upon in writing by Clene and 4Life from time to time, which products are listed in Appendix B as may be updated by mutual written agreement of the Parties from time to time, provided that such agreement will not be unreasonably withheld or delayed.

1.4.	“Change in Control” means (a) a sale of a material portion of the assets of Clene (in one transaction or multiple related transactions); (b) a merger, reorganization, consolidation or similar transaction whereby the holders of Clene’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting successor entity (or its ultimate parent, if applicable) immediately on completion of such transaction; or (c) a sale of the stock of Clene constituting a majority of the voting power of all outstanding stock, provided that, notwithstanding anything in the foregoing, a public offering of Clene’s securities shall not constitute a Change in Control.

1.5.	“Combination Product(s)” means (a) the combination of the Licensed Products with other ingredients, and (b) low-concentration versions of the Licensed Products, in each case as mutually agreed by the Parties, for any purpose within the Field.

1.6.	“Electrical Techniques” means that process or processes which include(s) the communication of at least one electrically conductive electrode with a liquid and wherein at least one electrochemical process, which utilizes at least one electric power source, occurs involving the at least one electrode and the liquid, as described in the Licensed Patents and Licensed Know How.

1.7.	“Enhancement” means an improvement on, modification to, or derivation of the Licensed Products, Licensed Patents or the Licensed Know How.

1.8.	“Field” means the research and development, use and commercialization of Nutritional Supplements and Certain Human Non-Pharmaceutical Products, for human use, internally or externally, which contain metallic-based constituent(s) that are formed by Electrical Techniques.

1.9.	“Human Prescription Medicines” means any prescribed substance to treat or palliate any human disease or disorder or to improve human duration or quality of life.

1.10.	“Incremental Sales of the Licensed Products and the Combination Products” means the lesser of (a) the increase in Net Sales for the quarter over Base Period Net Sales for the same quarter of the Base Period or (b) the Combination Product and Licensed Product Net Sales.

1.11.	“Licensed IP” means, collectively, the Licensed Patents, Licensed Know How and Licensed Products, and all intellectual property rights therein.

1.12.	“Licensed Know How” means all know-how and information relating to the Licensed Products, including, without limitation, any know-how and information necessary or useful for the research, development, manufacture or commercialization of the Licensed Products and the Combination Products in the Field, in each case owned or controlled by Clene or any of its controlled affiliates at any time during the Term of this Agreement, or thereafter.

1.13.	“Licensed Patents” means those patents and patent applications listed in Appendix A and any continuations, continuations-in-part and divisions of any such patents and patent applications, any Patents issuing from any of the foregoing, any extensions or supplementary Patent certificated thereto, and all foreign counterparts thereof, in each case that are owned or controlled by Clene or any of its controlled affiliates during the Term of this Agreement.

1.14.	“Licensed Products” means any products made utilizing Clene’s Electrical Techniques that are low concentration silver, gold, and other similar low-concentration metal products, and any other products that may be agreed upon in writing by Clene and 4Life from time to time, which products are listed in Appendix B.

1.15.	“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers, incurred by any Indemnitee (as defined in Section 4.5.3 of this Agreement).

1.16.	“Net Sales” means, for a given time period, 4Life and its affiliates’ product sales using generally accepted accounting principles, net of product returns, plus discounts received by 4Life’s distributors and customers as part of 4Life’s Life Rewards Plan (compensation plan).

1.17.	“New Intellectual Property” means new applications for Patents and other intellectual property registrations and know-how specifically with respect to the Combination Products (other than as solely applicable outside the Field).

1.18.	“Nutritional Supplements” means any food product, and any dietary supplement or food supplement product intended to supplement the human diet, that is not adulterated and is not a Human Prescription Medicine or an Over-the-Counter Medicine or a medical device or otherwise subject to regulatory efficacy approval by the FDA or another similar national regulatory authority of a jurisdiction in the Territory. For clarity, the term Nutritional Supplement includes all products and uses regulated under the United States Dietary Supplement Health and Education Act of 1994 and 21 C.F.R. 111.

1.19.	“Over-the-counter Human Medicines” or “OTC Human Medicines” means any non- prescribed substance for use with a claim of efficacy to mitigate, treat, cure, or prevent any human disease or disorder subject to regulatory approval by the United States Food and Drug Administration (“FDA”) or another similar and analogous approval from national regulatory authority of a jurisdiction in the Territory (but excluding approvals that may be required by national regulatory authorities for purposes other than Human Prescription Medicine or OTC Human Medicine), except as may be deemed to be solely a Nutritional Supplement.

1.20.	“Patent(s)” means (a) issued and unexpired letters patent, including patent extensions, pediatric extensions, supplementary protection certificates, and any other rights, registrations, confirmations, reissues, re-examinations, and renewals thereof; (b) patent applications pending approval, including all provisional applications, continuations, continuations in part, continued prosecution applications, divisionals, validations, revalidations, utility models, design patents; and (c) renewals thereof or any patent filings substantially equivalent to any of these, and any foreign counterparts of any of the foregoing.

1.21.	“Purchased Perpetual Exclusivity Option” means that so long as 4Life has an exclusive license under the terms of this Agreement and the Supply Agreement, then 4Life shall have the exclusive option to make the license granted to it under this Agreement perpetually exclusive and royalty-free (by providing notice and paying the value of the Purchased Perpetual Exclusivity Option as specified below in this Agreement) on either (a) January 1 of the third year after 4Life has first introduced the Licensed Products or Combination Products into the marketplace, and continuing during the Term of this Agreement or (b) written notice from Clene of a Change in Control which notice shall be provided by Clene to 4Life prior to a Change in Control.

1.22.	“Supply Agreement” means that supply agreement between the Parties simultaneously executed herewith and which further defines rights and obligations of the Parties.

1.23.	“Territory” means the world.

2.	GRANT OF LICENSE

2.1.	License Grant: Subject to the terms of this Agreement and the Supply Agreement, Clene hereby grants to 4Life an exclusive, royalty bearing license under the Licensed Patents and Licensed Know How to develop, make, manufacture, use, sell, and commercialize the Licensed Products within the Field in the Territory. However, 4Life’s right to manufacture under this Agreement (other than by sourcing Licensed Product from Clene under the Supply Agreement) will be limited to the circumstances identified in the Supply Agreement specifically permitting manufacturing by 4Life. Clene shall maintain the exclusive worldwide rights to sell its products for Human Prescription Medicines, Over-the-Counter Human Medicines, Animal Health Care Products and otherwise outside of the Field.

2.2.	Rights Outside the Field: 4Life shall have no rights, and Clene hereby reserves all rights, to the Licensed Products, Licensed Patents and Licensed Know How outside the Field.

2.3.	No Implied Rights: Any rights not expressly granted to 4Life under this Agreement shall be retained by Clene.

2.4.	Exclusive License Limitation: In the event that 4Life fails to meet its Minimum Sales Commitment (as defined in and pursuant to the terms of the Supply Agreement) during the first two consecutive calendar years of Minimum Sales Commitments (or any year thereafter), 4Life may continue to maintain exclusivity by paying Clene the difference between: (a) the Royalty that would have otherwise been earned by Clene if 4Life had met its Minimum Sales Commitment and (b) actual Royalties paid to Clene. If 4Life fails to pay to Clene such minimum amount within thirty (30) days following the expiration of such period, Clene shall have the right to permanently convert this exclusive license to a non-exclusive license (and to cause the Supply Agreement to be non-exclusive) by providing written notice to 4Life within ninety (90) days following the expiration of such thirty (30) day period. However, 4Life’s foregoing right to buy out its Minimum Sales Commitment will not apply unless 4Life has been using commercially reasonable efforts to achieve the Minimum Sales Commitments. Also, if 4Life fails to meet its Minimum Sales Commitment for any two consecutive years (excluding the initial year), Clene shall have the right to permanently convert the exclusive license to a non-exclusive license (and the Supply Agreement to be non-exclusive) by providing 30 days’ written notice to 4Life.

2.5.	IP Perpetual Exclusive License Purchase Option: The Purchased Perpetual Exclusivity Option may be exercised by written notice from 4Life to Clene and prompt payment to Clene of the value thereof. The Parties will mutually agree on a neutral, third party appraiser experienced in intellectual property exclusive license valuation to determine the value of the Purchased Perpetual Exclusivity Option.

2.6.	Use of Licensed Products, Licensed Patents, Licensed Know How and Combination Products: 4Life shall not use, and shall not permit its affiliates, successors, sublicensees, assignees or transferees to use, the Licensed Products, Licensed Patents, Licensed Know How and Combination Products for any purpose other than commercialization in the Field in compliance with this Agreement and all applicable laws and regulations.

3.	COLLABORATION ON COMBINATION PRODUCTS

3.1.	Collaboration Intellectual Property Rights:

3.1.1.	Clene and 4Life intend to collaborate to develop Combination Products and New Intellectual Property. Clene, in consultation with 4Life, will control the preparation, filing, prosecution and maintenance of the New Intellectual Property, and the New Intellectual Property directed to the Combination Products shall be owned by 4Life. Notwithstanding Clene’s right to control the preparation, filing, prosecution and maintenance of the New Intellectual Property in the preceding sentence, Clene shall: (a) keep 4Life currently informed of the filing and progress of all material aspects of the prosecution of any New Intellectual Property applications and the issuance of patents from any such New Intellectual Property applications; (b) consult with 4Life concerning any decisions which could affect the scope or enforcement of any issued claims or the potential abandonment of such New Intellectual Property application and (c) notify 4Life in writing of any additions, deletions, or changes in the status of such New Intellectual Property application. For clarity, all Licensed Products, Licensed Patents and Licensed Know How in existence as of the Effective Date remain owned by Clene. Any Enhancement shall be owned by Clene. The Parties agree to cooperate with each other to protect both New Intellectual Property and Enhancements.

3.1.2.	4Life shall have and exclusively own the sole proprietary interest in any New Intellectual Property and Clene hereby expressly, irrevocably, unconditionally and perpetually transfers and assigns exclusively to 4Life or its designee, all rights to, title and interest in, any such New Intellectual Property. Clene shall, from time to time as requested by 4Life, take all appropriate steps to establish or document 4Life’s ownership in and place 4Life in possession of such New Intellectual Property, including but not limited to, the execution of appropriate patent applications, required documents and/or assignments. Without limiting the foregoing, 4Life hereby grants and agrees to grant to Clene an exclusive, royalty-free, worldwide license to use, exploit, and exercise all rights in and to any New Intellectual Property to develop, make, have made, manufacture, have manufactured, use, sell, distribute and commercialize products outside the Field in the Territory.

3.1.3.	Clene shall have and exclusively own the sole proprietary interest in any Enhancement and 4Life hereby expressly, irrevocably, unconditionally and perpetually transfers and assigns exclusively to Clene or its designee, all rights to, title and interest in, any such Enhancement. 4Life shall, from time to time as requested by Clene, take all appropriate steps to establish or document Clene’s ownership in and place Clene in possession of such Enhancement, including but not limited to, the execution of appropriate patent applications, required documents and/or assignments.

3.1.4.	The direct costs attributable to securing the New Intellectual Property registrations shall be shared equally between the Parties.

3.2.	Commercialization: 4Life will employ commercially reasonable efforts to address the regulatory requirements necessary to introduce the Licensed Products and the Combination Products to the market. The Parties acknowledge that these efforts will be a multi-year process based on the numerous regulatory requirements applicable to the Licensed Products or the Combination Products, which include, without limitation: (a) the potential submission of New Dietary Ingredient notifications to the FDA; (b) safety studies; (c) scientific studies to support structure/function claims; and (d) completion of international registrations of the Licensed Products and the Combination Products. Subject to collaboration and cost sharing related to the New Intellectual Property, 4Life will be solely responsible for the development, launch, marketing and commercialization of the Licensed Products and the Combination Products in the Territory.

3.3.	Royalty: In consideration of the licenses granted to 4Life under this Agreement, 4Life shall pay to Clene on or before the last day of the month following each calendar quarterly period a royalty (the “Royalty”) of 3% of the Incremental Sales of the Licensed Products and Combination Products in the Territory during the respective preceding quarterly period. All Net Sales, Incremental Sales, and Base Period Net Sales amounts shall be limited to the countries where the Licensed Products and/or Combination Products were sold during such quarterly period. For purposes of determining Net Sales, all foreign currency for both the current period Net Sales and the Base Period Net Sales shall be translated using the average exchange rate applicable during the Base Period. For clarity, the Royalty applies whether or not 4Life is sourcing Licensed Products and/or Combination Products from Clene under the Supply Agreement.

3.4.	Audit: 4Life shall keep at its corporate headquarters accurate and complete records of Net Sales necessary to determine the amounts due to Clene under this Agreement, and such records shall be retained by 4Life for at least the five (5) preceding calendar years to which the Net Sales relate. During normal business hours and with reasonable advance notice to 4Life, such records shall be made available for inspection, review and audit, at the request of Clene, by an independent certified public accountant, or the local equivalent, appointed by Clene and reasonably acceptable to 4Life for the purpose of verifying the accuracy of 4Life’s accounting reports and payments pursuant to this Agreement. Such audits may not be performed by Clene more than twice per calendar year. All costs and expenses incurred in performing any such audit shall be paid by Clene unless the audit discloses at least a five percent (5%) shortfall, in which case 4Life will bear the full cost of the audit. 4Life will be entitled to recover any shortfall in payments as determined by such audit, calculated in accordance with Section 3.3.

4.	OTHER PROVISIONS

4.1.	Term: The initial term of this Agreement shall begin with the execution of this Agreement and continue until five (5) years after 4Life’s introduction of the first Nutritional Supplement Licensed Product or Nutritional Supplement Combination Product into the marketplace (as specified in the Supply Agreement). This Agreement will be renewable for additional five-year terms upon mutual agreement of the Parties. The initial term and any such mutually agreed renewals are collectively the “Term.” Upon expiration or termination of this Agreement, the license and Royalty provided for herein will continue and convert to a non-exclusive license.

4.2.	Insolvency or Bankruptcy of 4Life or Clene: In the event that 4Life files a petition for bankruptcy or is otherwise deemed insolvent, the exclusive license granted under this Agreement shall immediately convert to a non-exclusive license. If Clene files a petition for bankruptcy or is otherwise deemed insolvent, then 4Life will be entitled to terminate the Supply Agreement and exercise the exclusive license to manufacture granted herein. The Parties will agree that the rights and licenses granted to 4Life under this Agreement shall be deemed to be rights and licenses to “intellectual property,” as such term is used in and interpreted under section 365(n) of the U.S. Bankruptcy Code (11 U.S.C. § 365(n)).

4.3.	Confidentiality: The Parties hereto will not disclose the terms of this Agreement or the Supply Agreement to any third party, except to discuss the transaction with their respective financial and legal advisors, and current and prospective investors and acquirers, who shall abide by this confidentiality obligation

4.4.	Representations and Warranties:

4.4.1.	Representations and Warranties of Clene: Clene represents, warrants and covenants to 4Life as follows:

4.4.1.1.	Clene and/or its affiliates are, as of the Effective Date, the exclusive owner of the Licensed IP, and Clene has not assigned or sold any of it, in whole or in part, or granted any rights in the Licensed IP to any other person, or committed any other act or omission that would make the granting of the licenses set forth herein wrongful or that would otherwise preclude 4Life from enjoying the full benefit of the Licensed IP;

4.4.1.2.	Clene and/or its affiliates and successors and permitted assigns, have, and throughout the Term will retain, the right, power, and authority to grant the license hereunder;

4.4.1.3.	As of the Effective Date there are not any encumbrances, liens, or security interests involving any Licensed IP that would adversely affect 4Life’s rights under this Agreement;

4.4.1.4.	None of the Licensed IP infringes on any right, claim or interest, including intellectual property rights, of any third party as of the Effective Date; and

4.4.1.5.	To Clene’s knowledge as of the Effective Date, there is no threatened or pending infringement claim against Clene with respect to the Licensed IP.

4.4.2.	Covenants of Clene: Clene will keep the Licensed IP free and clear of any liens or encumbrances that would adversely affect 4Life’s rights under this Agreement, and any act of Clene purporting to create such a claim, lien, or encumbrance on such Licensed IP shall be void from its inception. Clene will not make any intentional misrepresentations to any patent office in connection with the prosecution or maintenance of any Licensed Patents, New Intellectual Property or Enhancements.

4.4.3.	Representations and Warranties of Both Parties: Each Party represents, warrants and covenants to the other Party that:

4.4.3.1.	it is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the jurisdiction of its incorporation or other organization;

4.4.3.2.	it has the full right, power and authority to enter into and perform its obligations and grant the rights, licenses and authorizations it grants and is required to grant under this Agreement;

4.4.3.3.	the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; and

4.4.3.4.	when executed and delivered by both Parties, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

4.4.4.	Disclaimer of Certain Warranties: EXCEPT AS SET FORTH HEREIN, CLENE PROVIDES THIS AGREEMENT AND THE LICENSE HEREUNDER ON AN “AS IS” BASIS AND WITHOUT WARRANTY OF ANY KIND, AND HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF SUFFICIENCY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE, ACCURACY, AND RELIABILITY.

4.4.5.	Exclusion of Consequential and Other Direct Damages: To the fullest extent permitted by law, except for breaches of Section 2.1, 4.3 or 4.5, neither Party shall be liable to the other Party for any injury to or loss of goodwill, reputation, business production, revenues, profits, anticipated profits, contracts, or opportunities (irrespective of how these are classified as damages), or for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, whether arising out of breach of contract, tort (including negligence), or otherwise (including the entry into, performance or breach of this Agreement), regardless of whether such damage was foreseeable and whether or not the other Party has been advised of the possibility of such damages.

4.5.	Indemnity:

4.5.1.	Indemnification by Clene: Clene shall indemnify, defend, and hold harmless 4Life and its officers, managers, members, employees, agents, successors, and assigns (each, a “4Life Indemnitee”) against all Losses arising out of or resulting from any Claim arising out of or resulting from (a) Clene’s breach of any representation or warranty set forth in Section 4.4 of this Agreement or (b) the infringement or misappropriation of the intellectual property rights of a third party by the Licensed IP as provided by Clene hereunder, provided that the foregoing shall not apply to the extent that the infringement arises from 4Life’s modification, enhancement, combination or specific use of the Licensed IP. For purposes of this Agreement, “Claim” means any third-party claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

4.5.2.

Indemnification by 4Life: 4Life shall indemnify, defend and hold harmless Clene and its officers, directors, employees, agents, successors, and assigns (each, a “Clene Indemnitee”) against all Losses arising out of or resulting from any Claim related to, arising out of, or resulting from 4Life’s exercise of the rights and licenses granted herein, except to the extent of Clene’s indemnification obligations pursuant to Section 4.5.1.

4.5.3.	Indemnification Procedure. The 4Life Indemnitee or Clene Indemnitee, as applicable (“Indemnitee”), shall promptly notify the applicable indemnifying Party in writing of any Claim and fully cooperate with the indemnifying Party at the indemnifying Party's sole cost and expense in the defense of such Claim. The indemnifying Party shall be given the sole right to, and shall, immediately take control of the defense and investigation of the Claim and shall employ counsel reasonably acceptable to indemnified Party to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Claim in a manner that adversely affects the rights of any indemnified Party without the indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed. The indemnified Party's failure to perform any obligations under this Section 4.5.3 shall not relieve the indemnifying Party of its obligation under this Section 4.5.3 except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

4.5.4.	Limitations on Indemnification. Notwithstanding anything to the contrary in this Section 4.5, an indemnifying Party hereunder shall not be obligated to indemnify or defend any Indemnitee against any Action or corresponding Losses resulting directly from, in whole or in part, Indemnified Party’s or its Affiliates or Representatives or their Personnel’s: (a) negligence or more culpable act or omission (including recklessness or willful misconduct); or (b) failure to materially comply with any of its obligations set forth in this Agreement or applicable Law (as that term is defined in the Supply Agreement).

4.6.	Governing Law; Submission to Jurisdiction:

4.6.1.	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE.

4.6.2.	Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Utah, in each case located in the city of Salt Lake and County of Salt Lake, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

4.7.	Waiver of Conflicts for Mark G. Mortenson: Each Party acknowledges that Mark G. Mortenson, counsel for Clene, licensed before the United States Patent and Trademark Office and the Commonwealth of Virginia (“Mortenson”), has in the past performed legal services for Clene in matters both related and unrelated to the transactions described in this Agreement.

Further, the Parties intend for Mortenson to continue in the future to perform legal services for Clene and to also perform for both Parties the services related to the New Intellectual Property. Accordingly, each Party hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (b) acknowledges that Mortenson represented Clene in the transaction contemplated by this Agreement and will represent the interests of both Parties with regard to the Licensed Products and the Combination Products which may result in the New Intellectual Property; and (c) gives its informed written consent to Mortenson’s representations in connection with this Agreement and the transactions contemplated hereby.

4.8.	Miscellaneous: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement. This Agreement, together with the Supply Agreement, represents the complete agreement concerning the subject matter hereof between the Parties and supersede all prior agreements and understandings between them with respect thereto. The provisions of this Agreement may be amended or waived only by a writing executed by both Parties. If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable. The Party prevailing in any dispute under this Agreement shall be entitled to its costs and legal fees. Neither Party may assign or otherwise transfer any of its rights or delegate or otherwise transfer any of its obligations or performance under this Agreement without the prior written consent of the other Party, except that a Clene Change in Control shall not constitute an assignment or delegation for purposes of this Agreement and Clene may so assign and delegate to a successor in a Change in Control without consent, subject to the restrictions in the next sentence. Clene shall promptly provide written notice to 4Life upon becoming aware of any facts or circumstances reasonably likely to give rise to a Clene Change in Control, as set forth in Section 7.3 of the Supply Agreement and shall also provide 120 days written notice to 4Life under certain circumstances as described in Section 15.13 of the Supply Agreement. This Agreement shall be binding upon, enforceable by, and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

4.9.	Third Party Beneficiaries: Nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

4LIFE:

4LIFE RESEARCH, LLC,
a Utah limited liability company

By:
Name:
Title:

CLENE:

CLENE NANOMEDICINE, INC.,
a Delaware corporation

By:
Name:
Title:

APPENDIX B

LICENSED PRODUCTS

Low concentrations of metallic silver or gold in water, and other similar low-concentration metal products made utilizing Clene’s Electrical Techniques.

13

LIST OF OMITTED SCHEDULES

The following is a list of all schedules and similar attachments to this license agreement which have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any such omitted materials to the SEC upon request.

Appendix A - Licensed Patents